Exhibit 10.1

October 13, 2026

PERSONAL AND CONFIDENTIAL

Ryan M. Young

2112 Wedgemont Place

Bakersfield, CA 93311

EMAIL: rynajyoung@yahoo.com

Dear Ryan:

On behalf of Limoneira Company (the "Company"), I am pleased to offer you the position of Executive Vice President & Chief Operating Officer on the terms set forth in this letter (the "Offer Letter"). This offer has been approved by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). We are confident that your experience will be instrumental as the Company advances its growth and operational strategy.

1. Position and Duties

You will serve as the Executive Vice President & Chief Operating Officer, reporting directly to the President & Chief Executive Officer of the Company. You will have the duties, authority, and responsibilities customarily associated with this position at a publicly traded company of comparable size, together with such other duties consistent with your position as may be assigned from time to time. The Board intends to designate you as an "executive officer" of the Company and an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You agree to devote substantially all of your business time and attention to the Company. With the prior approval of the Board, you may serve on one outside for-profit board and on civic or charitable boards, provided such service does not create a conflict of interest or interfere with your duties.

2. Start Date and Location

Your employment will commence on November 1, 2026, or such other date as you and the Company mutually agree (the "Start Date"). Your principal place of employment will be the Company's offices in Santa Paula, California, subject to reasonable business travel. The Company will reimburse reasonable relocation expenses up to $10,000 within 12 months of signed acceptance date in accordance with its relocation policy, subject to repayment if you resign without Good Reason or are terminated for Cause within 12 months of the Start Date. In order to support a smooth transition to the Santa Paula area, the company is pleased to provide a housing stipend of $4,000 per month, less any required taxes or withholdings, for the first twelve months of employment.

3. Compensation

Base Salary. Your initial annual base salary will be $560,000, payable bi-weekly in accordance with the Company's regular payroll practices and subject to applicable withholdings (the “Base Salary”). Your Base Salary will be reviewed annually by the Committee and may be adjusted at its discretion.

Annual Incentive. Beginning with fiscal year 2027, you will be eligible to participate in the Company's Annual Incentive Plan with a target bonus opportunity of 65% of your Base Salary (the "Target Bonus"). The actual bonus will be determined by the Committee based on the achievement of Company and individual performance objectives it establishes. Your bonus for fiscal year 2027 will not be prorated. Except as provided in Section 5 payment timing and eligibility are set forth in the Company’s Annual Incentive Plan, you must be employed on the payment date to receive any bonus.

Long-Term Incentive. Subject to Committee approval, you will receive an initial equity award under the Company's 2022 Omnibus Incentive Plan (the "Plan"), allocated as follows:

•	Long Term Incentive Based Grant value of $325,000 on a 3-year vesting schedule (1/3rd at first anniversary of grant; 1/3rd at second anniversary date; 1/3rd at third anniversary date, subject to continued service); and

1141 CUMMINGS ROAD, SANTA PAULA, CA 93060

PHONE (805) 525-5541 * ADMINISTRATION FAX (805) 525-8211

WWW.LIMONEIRA.COM

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•	Performance Share-Based value of $325,000 on a 2-year vesting schedule (1/3rd at award date; 1/3rd at first anniversary date; 1/3rd at second anniversary of award date).

All awards are governed by the Plan and the applicable award agreements, which control in the event of any conflict with this letter.

4. Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including medical, dental, vision, life and disability insurance, and the Company's 401(k) plan, subject to the terms of those plans as in effect from time to time. You will be entitled to 3 weeks of paid time off annually until completion of your fifth year; 4 weeks of paid time off annually thereafter, with the accrual and use pursuant to the Company’s policy. You will also have use of a company vehicle. The Company will reimburse reasonable business expenses in accordance with its policies.

5. Severance and Change in Control

You will be eligible to participate in the Company's Change in Control Agreement as a Named Executive Officer participant, subject to its terms, including execution and non-revocation of a general release of claims.

6. Public Company Policies

As an executive of a publicly traded company, you will be subject to all Company policies applicable to senior executives. Your compensation arrangements will be disclosed as required under applicable securities laws, including in the Company's proxy statement and, where required, a Current Report on Form 8-K.

7. Restrictive Covenants

As a condition of employment, you will be required to execute the Company's Employee Handbook, Code of Ethics, Incentive Recoupment Policy, Anti-Corruption Policy, and Insider Trading Policy. You will also be required to follow our Stock Ownership Guidelines and any other applicable policy that may arise.

8. Contingencies

This offer is contingent upon (a) satisfactory completion of a background check and reference verification, (b) verification of your eligibility to work in the United States as required by law, (c) your execution of the documents referenced in Section 7, (d) your representation that you are not bound by any agreement that would prohibit or materially restrict your performance of duties for the Company, and (e) FY 2027 (annually hereafter) completion of required Director and Officer Questionnaire. Your appointment as an officer is subject to formal action by the Board.

9. At-Will Employment and Other Terms

Your employment with the Company will be "at will," meaning that either you or the Company may terminate it at any time, with or without Cause or notice, subject to the obligations described in Section 5. All payments under this letter are subject to applicable tax withholdings and are intended to comply with or be exempt from Section 409A of the Internal Revenue Code. This letter, together with the plans and agreements referenced herein, constitutes the entire agreement regarding its subject matter and supersedes all prior discussions. It will be governed by the laws of the State of California.

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To accept this offer, please sign and return this letter by October 20, 2026. We look forward to welcoming you to Limoneira.

Sincerely,

Limoneira Company

By:	/s/ Harold S. Edwards

Harold S. Edwards

President and Chief Executive Officer

Limoneira Company

ACCEPTED AND AGREED:

Signature:	/s/ Ryan M. Young

Ryan M. Young

Date: October 13, 2026

Enclosures: Change in Control Agreement; 2022 Omnibus Incentive Plan; FY2027 Director and Officer Questionnaire; Benefit Plan Information; Company Handbook; Code of Ethics; Incentive Recoupment Policy; Stock Ownership Guidelines; Insider Trading Policy; Anti-Corruption Policy